Exhibit 99.1

Thoma Bravo Advantage Announces Pricing of $900,000,000 Initial Public Offering

SAN FRANCISCO, January 14, 2021 — Thoma Bravo Advantage (the “Company”), a newly incorporated blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, today announced its initial public offering of 90,000,000 shares at a price of $10.00 per Class A ordinary share. The Company has granted the Underwriters a 45-day option to purchase up to 10,000,000 additional shares to cover over-allotments, if any.

The shares will be listed on the New York Stock Exchange (the “NYSE”) beginning January 15, 2021 under the symbol “TBA.” The offering is expected to close on January 20, subject to customary closing conditions.

The Company is sponsored by Thoma Bravo Advantage Sponsor LLC, an affiliate of Thoma Bravo, a leading private equity firm focused on the software and technology-enabled software services sector. The Company was formed for the purpose of executing a business combination in the software industry.

Citigroup, Deutsche Bank Securities, Goldman Sachs & Co. LLC and Credit Suisse are serving as underwriters.

The initial public offering will be made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained for free from the U.S. Securities and Exchange Commission (“SEC”) website, http://www.sec.gov; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-800-831-9146; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at 1-800-503-4611 or by email at prospectus.CPDG@db.com; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at 1-866-471-2526 or by email at prospectusny@ny.email.gs.com; or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis 31 Stephens Drive, Morrisville, North Carolina 27560, or by telephone at 1-800-221-1037 or by email at usa.prospectus@credit-suisse.com.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contacts:

Megan Frank

mfrank@thomabravo.com

212.731.4778

Andrew Johnson / Joe Berg

Finsbury Glover Hering

Andrew.Johnson@fgh.com / Joe.Berg@fgh.com

914.497.5138 / 203.984.2771

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